                                                                   EXHIBIT 12.1

                        TOTAL RENAL CARE HOLDINGS, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, and the estimated interest component of rental expense on operating leases.

                           Three
                          months
                           ended             Year ended December 31,
                         March 31, -----------------------------------------------
                           2000      1999          1998     1997    1996    1995
                         --------- ---------     -------- -------- ------- -------
                                 (in thousands, except for ratio data)
Income (loss) before
 income taxes,
 extraordinary items and
 cumulative effect of a
 change in accounting
 principle..............  $ 7,549  $(181,826)    $ 48,641 $ 81,178 $54,563 $37,141
                          -------  ---------     -------- -------- ------- -------
Fixed charges:
  Interest expense and
   amortization of debt
   issuance costs and
   discounts on all
   indebtedness.........   33,165    110,797       84,003   29,082  13,670  12,921
  Interest portion of
   rental expense.......    4,577     17,501       12,992    8,196   5,301   3,346
                          -------  ---------     -------- -------- ------- -------
    Total fixed
     charges............   37,742    128,298       96,995   37,278  18,971  16,267
                          -------  ---------     -------- -------- ------- -------
Earnings (loss) before
 income taxes,
 extraordinary items,
 cumulative effect of a
 change in accounting
 principle and fixed
 charges................  $45,291  $ (53,528)    $145,636 $118,456 $73,534 $53,408
                          =======  =========     ======== ======== ======= =======
Ratio of earnings to
 fixed charges..........     1.20            (a)     1.50     3.18    3.88    3.28
                          =======  =========     ======== ======== ======= =======

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(a) Due to the Company's loss in 1999, the ratio coverage was less than 1:1.
    The Company would have had to generate additional earnings of $182 million to achieve a coverage of 1:1.